May 24, 2011
Filed Under Rule 433

Registration No. 333-162837

Final Term Sheet

$4,500,000,000
Caterpillar Inc.

$500,000,000 Floating Rate Senior Notes due 2012

$750,000,000 Floating Rate Senior Notes due 2013

Issuer:	Caterpillar Inc.

Principal Amount:	$500,000,000 Floating Rate Senior Notes due 2012 $750,000,000 Floating Rate Senior Notes due 2013

Maturity:	November 21, 2012 for Floating Rate Senior Notes due 2012 May 21, 2013 for Floating Rate Senior Notes due 2013

Coupon:	Three-month USD LIBOR plus 0.10% for Floating Rate Senior Notes due 2012 Three-month USD LIBOR plus 0.17% for Floating Rate Senior Notes due 2013

Price to Public:	100% of principal amount for Floating Rate Senior Notes due 2012 100% of principal amount for Floating Rate Senior Notes due 2013

Interest:

Interest on the Floating Rate Senior Notes due 2012 will be payable quarterly in arrears on February 21, May 21, August 21, and November 21, commencing on August 21, 2011.  The initial Interest Determination Date will be May 25, 2011.

Interest on the Floating Rate Senior Notes due 2013 will be payable quarterly in arrears on February 21, May 21, August 21, and November 21, commencing on August 21, 2011.  The initial Interest Determination Date will be May 25, 2011.

Special Mandatory Redemption:

The Floating Rate Senior Notes will be subject to a special mandatory redemption in the event that the merger with Bucyrus is not consummated on or prior to June 30, 2012, or if the Merger Agreement is terminated at any time prior thereto.  In that event, the special mandatory redemption price is 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the special mandatory redemption date.

Day Count Convention:	Actual Days Elapsed/360

Expected Settlement Date:	T+3; May 27, 2011

CUSIP / ISIN:	149123 BT7 / US149123BT78 for Floating Rate Senior Notes due 2012 149123 BW0 / US149123BW08 for Floating Rate Senior Notes due 2013

Ratings:

A2 by Moody’s Investors Service, Inc., A by Standard & Poor’s Ratings Services and A by Fitch Ratings, Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. RBS Securities Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated SG Americas Securities, LLC

Co-Managers:

Standard Chartered Bank

ANZ Securities, Inc.

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

ING Financial Markets LLC

KBC Securities USA Inc.

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Banco Bilbao Vizcaya Argentaria, S.A.

Commerz Markets LLC

HSBC Securities (USA) Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Goldman, Sachs & Co.

Loop Capital Markets LLC

The Williams Capital Group, L.P.

$750,000,000 1.375% Senior Notes due 2014

$1,250,000,000  3.900% Senior Notes due 2021

$1,250,000,000 5.200% Senior Notes due 2041

Issuer:	Caterpillar Inc.

Securities:	1.375% Senior Notes due 2014 3.900% Senior Notes due 2021 5.200% Senior Notes due 2041

Principal Amount:	$750,000,000 for 1.375% Senior Notes due 2014 $1,250,000,000 for 3.900% Senior Notes due 2021 $1,250,000,000 for 5.200% Senior Notes due 2041

Maturity:	May 27, 2014 for 1.375% Senior Notes due 2014 May 27, 2021 for 3.900% Senior Notes due 2021 May 27, 2041 for 5.200% Senior Notes due 2041

Coupon:	1.375% for Senior Notes due 2014 3.900% for Senior Notes due 2021 5.200% for Senior Notes due 2041

Price to Public:	99.924% for Senior Notes due 2014 99.533% for Senior Notes due 2021 99.789% for Senior Notes due 2041

Yield to Maturity:	1.401% for Senior Notes due 2014 3.957% for Senior Notes due 2021 5.214% for Senior Notes due 2041

Spread to Benchmark Treasury:	+50 basis points for Senior Notes due 2014 +85 basis points for Senior Notes due 2021 +98 basis points for Senior Notes due 2041

Benchmark Treasury:	UST 1.000% due May 15, 2014 UST 3.125% due May 15, 2021 UST 4.750% due February 15, 2041

Benchmark Treasury Price & Yield:	100-9 ¼ : 0.901% for UST due May 15, 2014 100-05 : 3.107% for UST due May 15, 2021 108-21+ : 4.234% for UST due February 15, 2041

Interest Payment Dates:	May 27 and November 27, commencing November 27, 2011

Special Mandatory Redemption:	The Senior Notes will be subject to a special mandatory redemption in the event that the merger with Bucyrus is not consummated on or prior to June 30, 2012, or if the Merger Agreement is terminated at any time prior thereto.  In that event, the special mandatory redemption price is 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the special mandatory redemption date.

Optional Redemption:

At a discount rate of Treasury plus 7.5 basis points for Senior Notes due 2014
At a discount rate of Treasury plus 12.5 basis points for Senior Notes due 2021
At a discount rate of Treasury plus 15.0 basis points for Senior Notes due 2041

Expected Settlement Date:	T+3; May 27, 2011

CUSIP / ISIN:	149123 BU4 / US149123BU42 for Senior Notes due 2014 149123 BV2 / US149123BV25 for Senior Notes due 2021 149123 BS9 / US149123BS95 for Senior Notes due 2041

Ratings:

A2 by Moody’s Investors Service, Inc., A by Standard & Poor’s Ratings Services and A by Fitch Ratings, Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Barclays Capital Inc. RBS Securities Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated SG Americas Securities, LLC

Co-Managers:

Standard Chartered Bank

ANZ Securities, Inc.

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

ING Financial Markets LLC

KBC Securities USA Inc.

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

Banco Bilbao Vizcaya Argentaria, S.A.

Commerz Markets LLC

HSBC Securities (USA) Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Goldman, Sachs & Co.

Loop Capital Markets LLC

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at l (212) 834-4533, Barclays Capital Inc. at 1 (888) 603-5847 and RBS Securities Inc. toll-free at 1 (866) 884-2071.

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